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EXHIBIT 3.1

                   ARTICLES OF INCORPORATION
                              OF
                    Gatsby's Coffee Company

     I, Leonard D. Hilt, being over the age of eighteen (18) years', and a resident of the State or Texas, acting as incorporator of Gatsby's Coffee Company, hereby execute and file these Articles of Incorporation pursuant to the Texas Business Corporation Act and the laws of the State of Texas, and state the following:

                          ARTICLE ONE

     The name of the corporation is:

                    Gatsby's Coffee Company

                          ARTICLE TWO

     The period of its duration is perpetual,

                         ARTICLE THREE

     The purpose or purposes for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business
Corporation Act.

                          ARTICLE FOUR

     The aggregate number of shares which the corporation shall have authority to issue is 100,000,000 and the shares shall consist or one class only. common stock, with a par value of One
Hundredth of One Cent $(0.0001) for each share.

                          ARTICLE FIVE

     The corporation will not Commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars, consisting of money, labor done, or property actually received.

                          ARTICLE SIX

     No shareholder or other person shall have a preemptive right to acquire any treasury shares, presently authorized shares, or shares the corporation may hereafter be authorized to issue. Shares of this corporation may be issued and sold from time to time by direction of the board of directors to such persons and upon such terms and conditions as the board of directors deems proper and advisable.




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                         ARTICLE SEVEN

     Directors shall be elected by a plurality of the shares voting at a meeting at which a quorum is present and cumulative voting shall not be permitted,

                         ARTICLE EIGHT

     A quorum of shareholders shall consist of one-third of the shares entitled to vote at a meeting of shareholders.

                          ARTICLE NINE

     Special meetings of the shareholders may be called by the holders of not less than thirty percent or the shares entitled to vote at the proposed meeting.

                          ARTICLE TEN

     A director or the corporation shall not be liable to the corporation or its shareholder, for monetary damages for an act or omission in the director's capacity as a director, except to the extent the director is round liable for (1) a breach of the director's duty of loyalty to the corporation or its shareholders, or members., (2) an act or omission not in good faith That constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing, violation or the law, (3) a transaction from which the director received an improper benefit. whether or not the benefit resulted from an action taken within the scope of the director's office; or (5) an act or omission for which the liability of a director Is expressly provided by an applicable statute.

                         ARTICLE ELEVEN

     The mailing address of its initial registered agent is 1901
Red Fox, Austin, Texas 78734. and the name of its initial registered agent at such address is Leonard D. Hilt

                         ARTICLE TWELVE

     The number or directors constituting the initial Board of Directors is one (1). and the name and address or the persons who are to serve as directors until the annual first meeting of shareholders or until their successors arc elected and qualified arc:

NAME                               ADDRESS

Ryan Corley                        P.O. Box 140021
                                   Austin, TX 78714

     The number or directors thereafter constituting the Board of Directors shall be determined as provided in the Bylaws or the corporation.

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                        ARTICLE THIRTEEN

     The name and address of the initial incorporator is Leonard
D. Hilt. 1901 Red Fox, Austin, Texas 78734.

     IN WITNESS WHEREOF, I have hereunto set my hand on September
9. 1998.

                                   /s/ Leonard D. Hilt
                                   Leonard D. Hilt